Exhibit 5.1

December 14, 2004

Board of Directors

TRC Companies, Inc.

5 Waterside Crossing

Windsor, CT 06095

Re:	TRC Companies, Inc. Revised Stock Option Plan — Form S-8

Gentlemen:

In connection with the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) of shares of TRC Companies, Inc. (“TRC”) common stock, par value $0.01 per share (the “Shares”), which may be issued in connection with the above-referenced plan (the “Plan”), I have reviewed the registration dated the date hereof, the Restated Articles of Incorporation of TRC and all amendments thereto, the bylaws of TRC and all amendments thereto, and such other documents and matters as I have deemed necessary to render the following opinion.

Based upon that review, it is my opinion that the Shares when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable under the Delaware General Corporation Law.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/	Martin H. Dodd
Martin H. Dodd